Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008, except for Note 3 as to which the date is March 16, 2009, with respect to the consolidated financial statements and schedule of The Princeton Review, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

New York, New York
March 15, 2010